EXHIBIT 99.1

For:        Frozen Food Express                                              From:    Mike Engleman
               Industries, Inc.                                                                       Mike Engleman/Associates
Listed:   Nasdaq:  (FFEX)                                                                   11308 Valleydale Drive
Company Contacts:                                                                           Dallas, TX 75230
              Stoney M. (Mit) Stubbs, Jr. (CEO)                                        (214) 373-6464
              F. Dixon McElwee, Jr. (CFO)                                                (800) 527-5201
              (214) 630-8090

For Immediate Release

Frozen Food Express Announces

Restructuring and Other Fourth Quarter 1999 Charges

Dallas, Texas, January 3, 2000-Frozen Food Express Industries, Inc. (Nasdaq: FFEX) said today that it will, in a restructuring of its operations, eliminate approximately 150 non-driver employee positions and return excess trailers to equipment lessors. The after-tax restructuring costs of approximately $2.5 million, or approximately 15 cents per share of common stock, will be reflected in the company's December 31, 1999 financial statements, which will also be impacted by certain other fourth quarter 1999 after-tax charges aggregating approximately $8.5 million, or approximately 52 cents per share. The other fourth quarter 1999 charges reflect issues associated with the company's recent conversion to a new Management Information System ("MIS") and recent adverse developments regarding claims, insurance and inventories.

"In addition to these events, many factors which gave rise to our third quarter loss are expected to similarly impact our fourth quarter," Stoney M. (Mit) Stubbs, Jr., president and chief executive officer, pointed out. "1999 was a difficult year with the excessive costs to develop and convert to a new MIS and driver turnover. Our history of profitability dates to the 1940's. We don't like losing money. Our goal is to slim down our overhead and return to profitability."

In addition to severance payments for employees whose positions will be eliminated, the restructuring charge includes estimated costs related to the early termination of certain equipment leases. The company will reduce the size of its trailer fleet by more than 20%. "We increased the size of our trailer fleet earlier last year in anticipation of growing our tractor fleet. However, that did not occur due, in part, to attrition in the independent contractor fleet resulting from certain information processing and other difficulties. We will dispose of certain leased 48' trailers in 2000 that normally would have been retired during 2001 and 2002. We have accrued for the estimated associated costs," explained Mr. Stubbs. The company said it expects the elimination of the positions and termination of the leases to be accomplished during 2000.

The Company said that the other fourth quarter 1999 charges include certain asset write-downs, increases in accounts receivable valuation allowances and accruals for certain liabilities. Mr. Stubbs said that the new system's performance is improving, but a portion of the charge will reduce the system's book value. "We have converted to the new system, so we have abandoned the old mainframe systems and certain features of the new system which shared data with the old systems. In addition, those functions of the new system which do not fit well with our present requirements have also been abandoned. Therefore, we wrote off the remaining investment in the old system and the portion of the new system we don't expect to use." Mr. Stubbs said.

Mr. Stubbs added that following the MIS conversion, the company experienced problems regarding the presentation of invoices to some of its customers. Partially as a result, the amount of the company's past-due accounts receivable increased. "An analysis of our receivables indicated it is prudent to increase our estimate of the portion of our accounts receivable that ultimately will not convert to cash", Mr. Stubbs said. "The quality of our billing is continuing to improve, and the level of our non-collectable accounts receivable should recede in the coming months."

The other fourth quarter 1999 charges also include an inventory write-down and increased warranty reserves at its non-freight business, as well as increases in its claims, insurance and other liability accounts. Mr. Stubbs also said that the company has experienced too many claims with regard to accidents, work-related injuries and other events. "These costs hit us particularly hard in the fourth quarter of 1999, and I intend to identify and address the causes of these events promptly", Mr. Stubbs added.

The company also said that it and its banks have amended, until March 1, 2000, the terms of its credit facility to give effect to the restructuring and other fourth quarter 1999 charges. Stubbs said, "Even after what happened during 1999, our balance sheet remains strong." The company also said that it expects, before March 1, to enter into a longer-term amendment to the credit agreement.

Frozen Food Express Industries, Inc. is the largest publicly owned temperature-controlled carrier of perishable goods in North America. Its services extend from Canada, throughout the contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service--providing full-truckload, less-than-truckload transportation and distribution of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest in North America.

Statements contained herein which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act ("PSLRA") of 1995. Certain statements contained herein including statements regarding the anticipated development and expansion of the company's business or the industry in which the company operates, the intent, belief or current expectations of the company, its directors or its officers, primarily with respect to the future operating performance of the company and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the PSLRA of 1995). Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied from such forward-looking statements. These risks and uncertainties include demand for the company's services and products, and the company's abilities to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the company's ability to negotiate favorably with lenders and lessors, the availability and cost of equipment, fuel and supplies, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used by the company and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.